AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON MAY 10, 2002

                             REGISTRATION 333-53024

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       ON
                                    FORM S-3
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  VSOURCE, INC.
               (Exact name of registrant as specified in charter)

                    DELAWARE                            77-0557617
       (State or other jurisdiction of     (I.R.S. Employer Identification No.)
        incorporation or organization)

                      16875 WEST BERNARDO DRIVE, SUITE 250,
                          SAN DIEGO, CALIFORNIA  92127
                                 (858) 618-5884
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 DENNIS M. SMITH
                             CHIEF FINANCIAL OFFICER
                                  VSOURCE, INC.
                      16875 WEST BERNARDO DRIVE, SUITE 250,
                          SAN DIEGO, CALIFORNIA  92127
                                 (858) 618-5884
                (Name, address, including zip code, and telephone
                number, including area code, of agent for service)

                                   COPIES TO:

                            JOHN J. GIOVANNONE, ESQ.
                             McDERMOTT, WILL & EMERY
                       18191 VON KARMAN AVENUE, 5TH FLOOR
                         IRVINE, CALIFORNIA  92612-0187
                                 (949) 851-0633

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and from time to time thereafter.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the  following  box.   [ ]


                         CALCULATION OF REGISTRATION FEE

===============================================================================

                                        PROPOSED
TITLE OF EACH                            MAXIMUM      MAXIMUM
  CLASS OF              AMOUNT          OFFERING     AGGREGATE     AMOUNT OF
SECURITIES TO           TO BE           PRICE PER    OFFERING     REGISTRATION
BE REGISTERED        REGISTERED        SHARE (1)     PRICE (1)        FEE
---------------  --------------------  -----------  -----------  --------------
Common Stock,
0.01 par value   5,351,673 shares (2)  $      0.25  $ 1,337,918  $      0.00(3)
===============================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low prices reported in the consolidated reporting system as of May 8, 2002.

(2) Includes (i) the number of shares issued or issuable upon conversion of the Series 2-A Preferred Stock and (ii) 988,666 shares issuable upon exercise of certain purchase warrants. Number has been increased from that in original SB-2 Registration Statement pursuant to Rule 416.

(3)  No  additional  registration  fees  payable  under  Rule  416.

     The registrant hereby amends this registration statement amendment on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement amendment shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                                   PROSPECTUS

                               DATED MAY 10, 2002

                                  VSOURCE, INC.

                 5,351,673 SHARES COMMON STOCK, $0.01 PAR VALUE

   SEE A DISCUSSION OF "RISK FACTORS" ASSOCIATED WITH THIS OFFERING ON PAGE 4.

5,351,673 shares of common stock, with $0.01 par value, of Vsource, Inc., a Delaware corporation, are being offered for resale by certain of our security holders. The shares being registered are issuable upon the conversion of Series 2-A convertible preferred stock or upon the exercise of warrants to purchase common stock. We will not receive any of the proceeds from the sale of the shares offered hereunder by the registering shareholders.

Our common stock is traded on the OTC Bulletin Board under the symbol "VSRC.OB" The last reported trade on May 8, 2002 on the OTC Bulletin Board was for $ 0.25 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                TABLE OF CONTENTS

                                                                PAGE

SUMMARY INFORMATION AND RISK FACTORS . . . . . . . . . . . . . . . .   1

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS. . . . . . . . . .   3

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SELLING SECURITY HOLDERS . . . . . . . . . . . . . . . . . . . . . .  17

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . .  23

DESCRIPTION OF SECURITIES TO BE REGISTERED . . . . . . . . . . . . .  25

MATERIAL CHANGES . . . . . . . . . . . . . . . . . . . . . . . . . .  26

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . . . .  27

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . .  28

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
    SECURITIES ACT LIABILITIES . . . . . . . . . . . . . . . . . . .  29

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. . . . . . . .  29

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS. . . . . . . . .  29

ITEM 16.  EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . .  30

ITEM 17.  UNDERTAKINGS . . . . . . . . . . . . . . . . . . . . . . .  30

INDEX TO EXHIBITS. . . . . . . . . . . . . . . . . . . . . . . . . .  34

                      SUMMARY INFORMATION AND RISK FACTORS

                                  VSOURCE, INC.
                        5,351,673 SHARES OF COMMON STOCK


     This prospectus covers 5,351,673 shares of common stock, with $0.01 par value, of Vsource, Inc. offered for resale by certain of our security holders as described more fully herein.

     We are a provider of business process outsourcing and distribution services to companies that operate across multiple markets in the Asia-Pacific region. We help our clients to minimize the costs and complexities of doing business in Asia-Pacific across the multiplicity of cultural and regulatory factors that exist in these markets. All revenues generated since completion of our acquisition of NetCel360 Holdings Limited have been derived from lines of business developed after the acquisition, such as distribution services and warranty support services, or from lines of business developed by NetCel360, such as payroll and claims processing. We have been conducting these business operations for less than a year.

     Business process outsourcing is the process by which a company sub-contracts out business and administrative functions that it does not wish to perform internally. This allows a company to have these functions performed by third-party specialists so that it can focus its personnel and resources on its primary business operations. Companies can hire us to perform business process outsourcing services such as payroll and claims processing, customer relationship management, supply chain management and warranty support services, and distribution services that support the sale and delivery of a company's products and services, such as sales and marketing, market research, and sales and product support.

      On March 12, 2001, we announced that we had halted the marketing and development of our Virtual Source Network e-procurement software due to the slow rate of customer acceptance and the need for additional functionalities, the successful development and implementation of which would not have been assured and which would have been monetarily exhausting and extensively time consuming. We elected at that time to focus on The LiquidMarketplace(TM) line of software applications acquired when we acquired Online Transaction Technologies, Inc. on January 22, 2001. On June 22, 2001, we acquired substantially all of the assets of NetCel360 Holdings Limited, a provider of business process outsourcing services based in Asia. We subsequently elected to stop the marketing and development of The
LiquidMarketplace(TM) line of software applications and focus on developing business process outsourcing services, which was already generating revenue and which seemed to have more immediate market acceptance.

     The consideration for the acquisition of NetCel360 was 3,709,699 shares of our common stock, representing approximately 19.8% of our total common stock outstanding at the time of the acquisition. We also assumed approximately $3.7 million of debt owed by NetCel360.

     We had an accumulated deficit of approximately $74.4 million as of January 31, 2002 that has been funded primarily through issuances of debt and equity securities. In 2002, we used net cash of $5.8 million in operating activities and $0.8 million in investing activities and obtained net cash from financing activities of $5.9 million, giving rise to a decrease in cash of $0.6 million. We have also sustained operating and cash losses since inception. While we had positive cash flows for the quarter ended January 31, 2002, there is no assurance that this will continue. Our management believes that we have adequate funding to continue in operation through January 31, 2003. Therefore, we have prepared our accounts on a going concern basis. In order to continue operations through January 31, 2003 on the basis of current funding, we may need to implement cost and cash conservation measures.

We believe that we may need to raise additional cash funding in order to continue operations during the year ending January 31, 2004. We are in negotiations with investors for additional cash funding in the amount of $10 to $15 million. We believe that this additional funding will permit us to continue operations during the fiscal year ending January 31, 2004. There is, however, no assurance that we will be successful in obtaining this additional capital.

                                  RISK FACTORS

There  is  no  assurance  that  our  business  will  perform  in accordance with
--------------------------------------------------------------------------------
forward-looking  statements  in  this  document.
-----------------------------------------------

     Some of the statements in this document constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, there is no guarantee that future results, levels of activity, performance or achievements will be attained. Moreover, neither management nor any other person assumes responsibility for the accuracy and completeness of these statements.

To  date,  we  have  realized  revenues  that  are  significantly  less than our
--------------------------------------------------------------------------------
expenses,  have  had  losses  since inception and expect to continue to generate
--------------------------------------------------------------------------------
losses.
------

We had an accumulated deficit of approximately $74.4 million as of January 31, 2002 that has been funded primarily through issuances of debt and equity securities. In the year ended January 31, 2002, we used net cash of $5.8 million in operating activities and $0.8 million in investing activities and obtained net cash from financing activities of $5.9 million, giving rise to a decrease in cash of $0.6 million. We have also sustained operating and cash losses since inception. While we had positive cash flows for the quarter ended January 31, 2002, there is no assurance that this will continue.

We  may  not  be  able  to  obtain  sufficient  funds  to  meet  our  operating
-------------------------------------------------------------------------------
requirements.
------------

Our management believes that we have adequate funding to continue in operation through January 31, 2003. Therefore, we have prepared our accounts on a going concern basis. In order to continue operations through January 31, 2003 on the basis of current funding, we may need to implement cost and cash conservation measures. We believe that we may need to raise additional cash funding in order to continue operations during the year ending January 31, 2004. We are in negotiations with investors for additional cash funding in the amount of $10 to $15 million. We believe that this additional funding will permit us to continue operations during the fiscal year ending January 31, 2004. There is, however, no assurance that we will be successful in obtaining this additional capital. Numerous factors could affect our operating results including, but not limited to, general economic conditions, competition and changing technologies. A change in any of these factors could have an adverse effect on our ability to raise additional capital.

We  are heavily reliant on one customer, and the revenues from such customer are
--------------------------------------------------------------------------------
expected  to  decline  significantly.
-------------------------------------

     We are heavily reliant on one customer, Gateway Japan Inc. which generated over 67% of our revenues in the year ended January 31, 2002. Our contract with Gateway, to provide support services for Gateway's warranty obligations to its installed base of end users, has a term of only three years. Revenues from this customer are set to decline significantly over the remaining term of the contract, as the installed base of end users who will be covered by Gateway's warranties declines over time. Such decline could have a material impact on our revenues and operating results, even if we are successful in reducing costs in line with the fall in the corresponding revenues. In addition, Gateway has the right on each anniversary of the contract, with our agreement, to revise the minimum volumes of transactions specified in the contract, although it cannot revise our fees per transaction performed unless actual transaction volumes exceed 110% of the minimum volumes specified in the contract. If the actual transaction volumes exceed 110%, then we must negotiate in good faith with Gateway to adjust fees per transactions, hours of operation and performance standards for the following year. Although Gateway cannot terminate the agreement for convenience during its initial term, Gateway could terminate the agreement for, among other things, material breach, failure to meet specified service levels or if we are unable to reasonably agree on revisions to minimum volumes of transactions for subsequent years of the contract.


We  have  incurred  significant  amounts  of  debt.
---------------------------------------------------

     We have incurred significant amounts of debt to finance our operations. We have issued $4.56 million in principal amount of Series A convertible promissory notes and $3.0 million in principal amount of Series B-1 exchangeable promissory notes, which are both repayable on June 30, 2003. There is no assurance that we will have sufficient funds to repay these debts.


The market for business process outsourcing services in the Asia-Pacific region,
--------------------------------------------------------------------------------
particularly  on  a  regional  basis,  is  new  and  unproven.
--------------------------------------------------------------

     The market for business process outsourcing services in the Asia-Pacific region, particularly on a regional basis, is new and unproven. We cannot assure you that there will be a sustainable market for our services. If companies operating in the Asia-Pacific region are not willing to outsource the services that we provide, on a large scale or at all, then we will not be able to generate adequate revenues or achieve necessary economies of scale. This could have a material and adverse effect on our business, financial condition and results of operations.

We  have  limited  experience  in  our  business.
------------------------------------------------

     Our current business operations consist solely of operations developed in the second half of 2001 or acquired in June of 2001 from NetCel360. Our limited experience in this business could negatively impact our ability to succeed.

Long  sale  cycles  for  our  services  could  cause  delays  in revenue growth.
-------------------------------------------------------------------------------

     Because we target large contracts and large multinational companies as our principal customers, our sales cycles for our services often take many months to complete and may vary from contract to contract. Lengthy sales cycles could cause delays in revenue growth, and result in significant fluctuations in our quarterly operating results. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including the internal decision making process of the potential customer and the level of competition that we encounter in our selling activities. Additionally, since the market for outsourcing services in the Asia-Pacific region is relatively new, we believe that we will have to educate many potential customers about the use and benefits of our products and services, which can in turn prolong the sales process.

Complex  implementation  and integration of our services and products may impede
--------------------------------------------------------------------------------
market  penetration.
-------------------

     The installation and implementation of some of our services and products, including set-up across multiple countries in the Asia-Pacific region and integration with a client's systems currently in use, can be a complex, time consuming and expensive process. We anticipate that many of our clients will be large multinational corporations that will require that our products undergo substantial customization to meet their needs. These clients will also likely require that our products be integrated with existing internal legacy systems. We estimate that the installation and integration process may take three to six months, or longer in some cases, depending on the size of the client, the number of countries to be implemented, complexity of a client's operations, and the configurations of its current information technology systems. The time and expense of such installation and implementation may deter potential clients from purchasing our services.

Our  revenues  and operating results are difficult to predict and may be subject
--------------------------------------------------------------------------------
to  significant  fluctuations.
-----------------------------

     Revenues derived from our sales solutions are closely tied to the seasonal and economic cycles relating to the products being distributed, as well as the state of the economy in the countries in which such products are sold. We derive revenues from our outsourcing services in large part from recurring transaction-based fees. The use of each outsourcing service and the number of transactions effected by our clients will vary in volume, scope and duration. In addition, some of our client contracts can be terminated by our clients on relatively short notice without cause. As a result, it is possible that expected recurring revenues may be terminated more quickly than anticipated, making them more difficult to predict.

     We believe that quarterly revenues, expenses and operating results may vary significantly in the future, that period-to-period comparisons of results of operations may not necessarily be meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. Due to these and other factors, it is possible that our operating results will be below market analysts' expectations in some future quarters, which would cause the market price of our stock to decline.


Risks Related to Economic and Infrastructural Disruptions.
---------------------------------------------------------

As a provider of business process outsourcing services, our business is dependent upon the underlying businesses of our clients. Events of the magnitude of the terrorist attacks on September 11, 2001 could significantly slow economic growth in the Asia-Pacific region and adversely affect the businesses of our clients, thereby reducing their need or desire for our services. A significant disruption of telecommunications, transportation, mail and other infrastructure could make it difficult and more expensive for us to service our customers in a timely fashion or at all, and for our vendors and service providers to render goods and services to us. As a provider of services that focuses on providing regional solutions, we are particularly vulnerable to disruptions that inhibit travel, communication and commerce between countries. Such a disruption might also result in delays in receiving payments from clients. Volatility and uncertainty in the world's stock markets brought about by terrorist and other disruptive events could also impair our ability to raise capital.

We  are  dependent  on  a  number  of  vendors  and  service  providers.
-----------------------------------------------------------------------

     We are dependent on a small number of vendors and service providers in delivering our services. In particular, our warranty support services for Gateway rely on arrangements with independent field service providers, parts manufacturers, warehouse providers and shipping companies. Because we currently purchase replacement parts for Gateway products in relatively small quantities, our purchasing power is minimized, which may result in higher parts prices and slower delivery times from the parts manufacturers. Although we believe that we could find alternative vendors and service providers, the transition to such alternative vendors and service providers would take a significant amount of time and resources which could materially affect the delivery of our warranty support services and put us in material breach of our agreement with Gateway. Moreover, the costs of purchasing parts and services from such alternative vendors and service providers could be significantly higher.

We  face risks associated with acquisitions, investments, strategic partnerships
--------------------------------------------------------------------------------
or  other  ventures.
--------------------

     As part of our overall business strategy, we may pursue strategic acquisitions or investments as appropriate opportunities arise. Such acquisitions or investments would be in businesses, products or technologies that would provide, supplement or complement our services, and/or provide additional industry expertise, a broader client base or an expanded geographic presence. We may not be successful in identifying suitable acquisition, investment or strategic partnership candidates. Even if we do identify suitable candidates, we may not complete those transactions on commercially acceptable terms or on a timely basis, or at all. We may incur indebtedness or issue equity securities to pay for any acquisition or investment, which could have a dilutive effect on existing shareholders. Such acquisitions and investments involve other risks, such as:

     - the diversion of our management's attention and other resources from other business concerns;
     - expenses, delays and difficulties in assimilating and integrating the operations, technologies, products and personnel of the acquired company;
     - not realizing the anticipated benefits of any acquisition or investment;
     -    paying  more  than  the  acquired  company  or  investment  is  worth;
     - the impact on our financial condition due to the timing of the acquisition or investment;
     - the expenses of amortizing the acquired company's intangible assets and goodwill; and
     -    the  potential  for  claims  asserted  against  the acquired business.

     If any of these risks are realized, our business, financial condition and results of operations could be materially adversely affected. In July 2001, we decided to discontinue marketing, sales and research of the Liquid Marketplace(TM) line of software applications acquired when we acquired Online Transaction Technologies, Inc., due to uncertainty as to whether we would be able to develop a commercially viable product and whether there would be market acceptance of such product, and we subsequently wrote off approximately $4.1 million of goodwill resulting from the acquisition.


We  may  not  be  able  to  compete  effectively  against  our  competitors.
---------------------------------------------------------------------------

     We operate in a highly competitive environment. In particular, increasing numbers of companies are entering the business process outsourcing industry in the Asia-Pacific region. This industry is relatively new in the region and, as it develops, our competitors may better position themselves to compete in our lines of business and markets. We face competition from local, regional and global companies that:

     -    may  be  focused  on  only one or a few of the services that we offer;
     - are expanding their services beyond those they have traditionally offered; and
     -    are  increasing  their  activities  in  our  markets.

     These competitors may have greater resources or more advanced technology than we do. Other competitors may emerge in the future with significantly greater financial, technical and marketing resources than we have. These competitors may be in a better position than us to develop current and future services, expand market share and to offer services and products that provide significant performance, price, creative or other advantages over those offered by us.

     In addition to competitor companies, one of our greatest risks is that prospective clients will choose not to outsource their technical, administrative, and sales functions and instead elect to continue performing these functions internally.

The  barriers  to  enter  our  business  are  low.
--------------------------------------------------

     There are relatively low barriers to entry into our line of business. We do not own any technologies that preclude or inhibit competitors from entering our markets. Our competitors may independently develop and patent or copyright proprietary technologies that are superior or substantially similar to our technologies. The costs to develop and provide outsourcing services can be relatively low.

We  depend  on  our  key senior management and executive officers to execute our
--------------------------------------------------------------------------------
business  strategy  and  could  be  harmed  by  the  loss  of  their  services.
-------------------------------------------------------------------------------

     We believe that successful management and the ability to execute our services will be critical in the success of our business. Therefore, our success depends in large part upon the continued efforts, service and performance of our senior management team and executive officers, and in particular of the following key management executives:

     -    Phillip  Kelly,  our  Co-Chairman  and  Chief  Executive  Officer;
     - Dennis Smith, our Vice Chairman, Chief Financial Officer and Chief Strategy Officer; and
     -    Jack  Cantillon,  our  Chief  Operating  Officer.

     We depend on their services because each one of these executives has experience and in-depth knowledge regarding the development, needs, special opportunities, and challenges of our business, and environment and activities in our targeted markets. We have employment agreements with these key executives as well as with all of our other officers and employees. The loss of the services of any of these executive officers or any of our key management, sales or technical personnel could have a material adverse effect on our business, financial condition and results of operations.

Our  failure  to  maintain  our  rights to use third party intellectual property
--------------------------------------------------------------------------------
could  adversely  affect  business.
-----------------------------------

     Portions of our business are substantially dependent upon technology that we license from third parties. In particular, we rely upon third-party technologies and software for our outsourcing services, such as payroll services, customer relationship management and supply chain management. Currently, substantially all of these licenses are perpetual licenses absent material breach on our part. We also expect to need new licenses in the future as our business grows, the existing products we license become obsolete, and as technology evolves. We cannot be sure that we will be able to obtain necessary licenses on commercially reasonable terms, or at all, which could result in a material adverse effect on our business, financial condition and results of operations.

     Third parties may claim that our technology or services, including those, which we have licensed from a third-party supplier, infringe their proprietary rights. Although in most cases we are indemnified by our licensor in the event of a claim of intellectual property infringement by a third-party, any infringement claims, even if without merit, can be time-consuming and expensive to defend. They may divert our management's attention and resources and could cause service implementation delays. In the event of a successful claim of infringement and the failure or inability of either us or our licensor to develop non-infringing technology or license the infringed or similar technology on a timely or commercially favorable basis, our business, financial condition and results of operations could be materially adversely affected.

System  failures  and capacity constraints could result in a reduction of demand
--------------------------------------------------------------------------------
for  our  services.
-------------------

     Our ability to provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of our hardware, software and network infrastructure. Inadequacies in the performance and reliability of our information systems, or in the external power or communications infrastructure, could result in interruptions in the availability of some or all of our services, lower the volume of transactions or increase response times for effecting a transaction. As the majority of our operations are located in regions of Asia-Pacific where the infrastructure may not be as robust as in the United States, we are particularly vulnerable to such disruptions. This could lead to client dissatisfaction, loss of clients and damage to our reputation, which could materially adversely affect our business, financial condition and results of operations.

     Although we have not experienced these problems in the past to a material extent, our systems and operations may be vulnerable to damage or interruption from:

     - power loss, telecommunications or network failures, operator negligence, improper operation by employees, physical break-ins and other similar events;
     -    unauthorized  access  or  electronic  break-ins,  or  "hacking";  and
     -    computer  viruses.

Breaches  of  our security systems could have a materially adverse impact on our
--------------------------------------------------------------------------------
business  and  operations.
--------------------------

     A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of our security systems and client data stored in our information systems. If any well-publicized compromises of security were to occur, it could have the effect of substantially reducing the willingness of clients to entrust their data to a third party outsourced service provider. Anyone who circumvents our security measures could misappropriate our exclusive information or cause interruptions in services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could theoretically be introduced into our systems, or those of our clients or vendors, which could disrupt our products or services, or make our systems inaccessible to clients or vendors. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that our activities may involve the storage and transmission of exclusive information, such as personal data and credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. Our security measures may be inadequate to prevent security breaches, and our business could be seriously impacted if they are not prevented.

We  have  an  incomplete  disaster  recovery  plan.
---------------------------------------------------

     A significant portion of our information systems are located in our shared services center in Kuala Lumpur, Malaysia. We maintain a small back-up site, but it currently would not support our entire operations if our primary facilities went down, and it could take a significant amount of time to get it fully operational. We are currently assessing a more extensive disaster recovery plan. Until the plan is completed, there are risks of localized telecommunications, Internet and systems failure.

Volatility  in  social,  political  and  economic conditions in the Asia-Pacific
--------------------------------------------------------------------------------
region  may  adversely  affect  our  business.
----------------------------------------------

     We derive and expect to continue to derive substantially all of our revenues from services conducted in or relating to the Asia-Pacific region.
Volatility in social, political and economic conditions in the region may interrupt, limit or otherwise affect our operations and services by affecting our physical operations, creating uncertainty regarding our operating climate and adversely affecting our ability to provide services.

     A downturn in general economic conditions in the Asia-Pacific region could materially adversely affect our business, financial condition and results of operations. Beginning in mid-1997, many countries in the region experienced significant economic problems. Following varying degrees of recovery in the region in 1999 and 2000, the economies in many of those countries have recently experienced declining or negative growth rates. We cannot assure you that the current economic conditions in any of these countries will improve or not deteriorate further.

We  may  become  subject  to  burdensome  government  regulations  and  legal
-----------------------------------------------------------------------------
uncertainties,  and  to  claims  involving  foreign  laws  and  regulations.
----------------------------------------------------------------------------

     We currently have employees, facilities and business operations established in Hong Kong, Japan, Malaysia, Singapore and the United States. We also anticipate having employees, facilities and operations in other countries and territories in the Asia-Pacific region, and offering services in numerous countries in the region regardless of whether we have a physical presence in such countries. As a result we are subject to the laws and the court systems of many jurisdictions. We may become subject to claims from private parties or foreign government agencies based in foreign jurisdictions for violations of their laws. International litigation is often expensive, time consuming and distracting. These claims could be particularly disruptive to our business.

     In addition, laws in these jurisdictions may be changed or new laws may be enacted in the future. Uncertainty and new laws and regulations in these jurisdictions could prevent or limit our ability to operate in certain countries, increase our costs of doing business and prevent us from providing our e-business services. Any restrictions could have a material adverse effect on our business, financial condition and results of operations.

     Furthermore, there are risks inherent in conducting business in multiple jurisdictions and internationally. These include:

     -    challenges  in  staffing  and  managing  foreign  operations;
     -    differing  technological  standards;
     -    employment  laws  and  practices  in  different  countries;  and
     -    potentially  adverse  tax  consequences.

     In addition, there can be no assurance that new laws and regulations, or interpretations of existing laws and regulations, will not restrict our ability to provide our services in the countries in which we operate or into which we intend to offer our services. Any such restrictions could have a material adverse effect on our business, financial condition and results of operations.

Currency  fluctuations  could decrease our revenue or increase costs relative to
--------------------------------------------------------------------------------
our  revenue.
-------------

     Historically, most of our revenue has been earned in U.S. dollars and significant portions of our expenses and liabilities have been denominated in local currencies, primarily Japanese Yen, Malaysian Ringgit, Hong Kong Dollars and Singapore Dollars. As a result, we will be subject to the effects of exchange rate fluctuations with respect to any of these currencies. We do not currently engage in currency hedging activities. Some of the countries or territories in which we currently operate or may operate in the future impose exchange controls. As a result, we may not be able to freely convert the relevant local currencies in the countries and territories in the Asia-Pacific region into U.S. dollars or freely convert U.S. dollars into the relevant local currencies in the countries and territories in the Asia-Pacific region. Any substantial currency fluctuation could adversely affect our business, financial condition and results of operations.

The  market  for  our  common  stock  may  be  illiquid.
--------------------------------------------------------

     The average daily volume of our registered common stock on the OTC Bulletin Board is currently less than 100,000 shares, and we have had some days with very little or no trading volume. There can be no assurance that volumes will increase to a consistently higher level or that holders of the shares will be able to sell their shares in a timely manner or at all.

Our  stock  is  not  listed  on  a  major  stock  market.
---------------------------------------------------------

     Our common stock was delisted from the Nasdaq National Market System on December 21, 2001 following Nasdaq's determination that our acquisition of substantially all of the assets of NetCel360 constituted a reverse merger under Nasdaq's Marketplace Rules. In order to regain our Nasdaq listing, we will be required to submit a new listing application and meet all initial Nasdaq national market listing criteria, subject to Nasdaq's approval. We do not currently meet all of these listing requirements. Our common stock currently trades only on Nasdaq's OTC Bulletin Board. While the listing of our stock does not have a direct effect on our operations, it has an effect on the perception of us among potential investors, may adversely affect the liquidity of our shares and can have an effect on our ability to raise additional funds.


Substantial  costs  of  any  securities  litigation  could  divert  our  limited
--------------------------------------------------------------------------------
resources.
----------

     We could become a target of securities litigation based upon the volatility of our stock in the marketplace. Litigation of this type could result in substantial costs and divert management's attention and resources. Over the past two years, our stock has declined steeply from as high as $28.13 to as low as $0.08, and as of May 3, 2002 the closing price of our common stock was $0.29 per share. Public companies suffering such a stock price volatility are often sued by their shareholders.

Outstanding  convertible  preferred stock, convertible debt securities, warrants
--------------------------------------------------------------------------------
and  options  could  result  in  potential  dilution  and  an  adverse impact on
--------------------------------------------------------------------------------
additional  financing.
----------------------

     As of May 1, 2002, if all of our outstanding convertible debt, warrants and options were converted into common stock, and if all currently outstanding convertible preferred stock were converted in accordance with the anti-dilution features of those securities, we estimate that over 156 million shares of common stock would be outstanding. In addition, our stock option/stock issuance plan permits us to issue a number of shares of common stock equal to 20% of the total shares of common stock outstanding at the time the calculation is made (including, on an as-converted basis, all convertible preferred stock, convertible debt securities, warrants, options and other convertible securities that are exercisable).

     To the extent that such convertible preferred stock, convertible debt, options and warrants are exercised, substantial dilution of the interests of our stockholders could result and the market price of the common stock may be materially adversely affected. For the life of the convertible preferred stock, convertible debt, warrants and options, the holders will have the opportunity to profit from a rise in the price of the common stock. The existence of the convertible preferred stock, convertible debt, warrants and options is likely to affect materially and adversely the terms on which we can obtain additional financing and the holders of the convertible preferred stock, convertible debt, warrants and options can be expected to exercise them at a time when we would otherwise, in all likelihood, be able to obtain additional capital by an offering of our unissued capital stock on terms more favorable to us than those provided by the convertible preferred stock, convertible debt, warrants and options.

Additional  shares  will  be  eligible  for  future  sale  in the public market.
-------------------------------------------------------------------------------

     Sales of substantial amounts of our common stock in the public market after this offering could adversely affect prevailing market prices for the Common Stock. The shares of Common Stock offered hereby will be freely tradeable without restriction in the public market.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares offered hereunder by the registering shareholders. The offering is made to fulfill our contractual obligations to the registering shareholders to register certain shares held by the registering shareholders.

                            SELLING SECURITY HOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 1, 2002, by each of the security holders whose shares are being registered in this registration statement. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to the shares of common stock, except to the extent authority is shared by spouses under applicable law.

     The information included below is based upon information provided by the registering shareholders. Because the registering shareholders may exercise their warrants and offer all, some or none of the common stock, no definitive estimate as to the number of shares thereof that will be held by the registering shareholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this Prospectus will be sold.

     The information included below assumes that there will be no change to the conversion price of the Series 2-A Preferred following the reduction of the conversion price from $6.41 per share to $2.00 per share as the result of anti-dilution provisions of the Series 2-A Preferred being triggered by our issuance of convertible securities during 2001 and 2002 at a price less than $6.41 per share. This reduction of the conversion price resulted in an increase of the conversion ratio from 1 share of common stock for each share of Series 2-A Preferred converted to 3.20 shares of common stock for each share of Series 2-A Preferred converted. The holders of the Series 2-A Preferred may receive further reductions in the conversion price, resulting in more shares of common stock being issued upon conversion, if we issue or sell shares of our common stock, or securities convertible into shares of our common stock, at a price below the Series 2-A Preferred conversion price then in effect.

S-3  "SELLING  SECURITY  HOLDERS"  (as  of  5/1/02)
                                                         Common Stock Beneficially Owned on May 1, 2002 (1)
                                                        ---------------------------------------------------
Selling  Security  Holder
                                                           Before       Shares       After     Percentage
Name                                                    Offering (2)  Offered (2)   Offering   After Offer
------------------------------------------------------  ------------  -----------  ----------  ------------

Fidelity National Title Insurance Company (3), (4)           419,915      128,200     291,715            *
Stuart G. Gauld (3), (5)                                      25,639       25,639           0            *
William David O'Brien (3), (6)                                67,833       67,833           0            *
William J. O'Brien (3), (7)                                  128,200      128,200           0            *
Martin A. Cooper Defined Benefit Pension Plan (3), (8)       128,200      128,200           0            *
Reza and Mohammad Beshid, JTWROS (3), (9)                     25,438       25,438           0            *
Jorge and Lucille Ragde (3), (10)                             70,268       30,767      39,501            *
Jorge and Jennifer Ragde (3), (11)                               204          204           0            *
Ali R. Moghaddami (3), (12)                                   12,819       12,819           0            *
Mercantile Capital Partners I, L.P. (3), (13)             23,595,415    2,051,192  21,544,223         37.5
Stonehill Partners, L.P. (3), (14)                           169,584      169,584           0            *
PPM America Private Equity Fund, L.P. (3), (15)              410,353      134,610     275,743            *
MGN Opportunity Group LLC (3), (16)                           84,792       84,792           0            *
Oscar Investment Fund (3), (17)                              152,626      152,626           0            *
Oscar Opportunistic Offshore Fund Limited (3), (18)            1,358        1,358           0            *
Peconic Fund, Ltd. (3), (19)                                 128,200      128,200           0            *
Crestview Capital Fund, L.P. (3), (20)                     1,460,877      435,877   1,025,000          2.9
RLA 1993 Trust (3), (21)                                     358,809      102,559     256,250            *
The Mabinogi LLC (3), (22)                                   207,684      207,684           0            *
Bruce Nakfoor (3), (23)                                      256,398      256,398           0            *
Denmore Investments Ltd. (3), (24)                           356,275        6,216     350,059          1.0
Kave Khosrowshahi (3), (25)                                   12,819       12,819           0            *
Sandford Waddell (3), (26)                                    64,100       64,100           0            *
Diane Edelson(3), (27)                                         7,692        7,692           0            *
Jefferies & Company, Inc. (28).                              679,757       51,975     627,782          1.8
Qwest Investment Company (29)                                950,059      600,000     350,059          1.0
Online Research Partners, LLC (30)                           150,000      150,000           0            *
Next Millenium Capital Holdings, LLC (31)                     23,990       23,990           0            *
Ira Terk (32)                                                 11,995       11,995           0            *
Double 12 Ltd. (33)                                          177,451       75,353     102,098            *
Millenium Depot (34)                                         113,737       75,353      38,384            *

*Less  than  1.0%

(1) As required by SEC regulations, the number of shares shown as beneficially owned includes shares which could be purchased or converted within 60 days after May 1, 2002.

(2) As of May 1, 2002, following (i) a reduction in the conversion price of the Series 2-A Preferred from $6.41 per share to $2.00 per share, which resulted in an increase of the conversion ratio from 1 share of common stock for each share of Series 2-A Preferred converted to 3.20 shares of common stock for each share of Series 2-A Preferred converted and (ii) a reduction in the conversion price of the Series 1-A Preferred from $2.50 per share to $0.82 per share, which resulted in an increase of the conversion ratio from 1 share of common stock for each share of Series 1-A Preferred converted to 3.04 shares of common stock for each share of Series 1-A Preferred converted. The anti-dilution provisions of the warrants issued to Series 2-A Preferred purchasers provide only for adjustment of the exercise price, and not adjustment to the number of warrants or underlying shares issuable upon exercise of the warrants, upon issuance or sale of shares of our common stock, or securities convertible into shares of our common stock, at a price below the conversion price of the Series 2-A warrants.

(3) Each Series 2-A warrant has an exercise price of $2.00 per share, following a reduction of the exercise price from $6.41 per share to $2.00 per share and is exercisable until September 17, 2005.

(4) Includes 124,806 shares of common stock issuable upon the conversion of 39,002 shares of Series 2-A Preferred and 3,394 shares of common stock issuable upon the exercise of Series 2-A warrants. Also includes 291,715 shares of common stock issuable upon conversion of 95,959 shares of Series 1-A Preferred held by Fidelity National Title Insurance Company of New York.

(5) Includes 24,960 shares of common stock issued following the conversion of 7,800 shares of Series 2-A Preferred and 679 shares of common stock issuable upon the exercise of Series 2-A warrants.

(6) Includes 62,402 shares of common stock issued following the conversion of 62,402 shares of Series 2-A Preferred and 5,431 shares of common stock issuable upon the exercise of Series 2-A warrants. Mr. O'Brien is one of our former employees.

(7) Includes 124,806 shares of common stock issuable upon the conversion of 39,002 shares of Series 2-A Preferred and 3,394 shares of common stock issuable upon the exercise of Series 2-A warrants.

(8) Includes 124,806 shares of common stock issuable upon the conversion of 39,002 shares of Series 2-A Preferred and 3,394 shares of common stock issuable upon the exercise of Series 2-A warrants.

(9) Includes 23,401 shares of common stock issued following the conversion of 23,401 shares of Series 2-A Preferred and 2,037 shares of common stock issuable upon the exercise of Series 2-A warrants.

(10) Includes 29,952 shares of common stock issuable upon the conversion of 9,360 shares of Series 2-A Preferred and 815 shares of common stock issuable upon the exercise of Series 2-A warrants. Also includes 27,341 shares of common stock issuable upon the conversion of 8,994 shares of Series 1-A Preferred and 12,160 shares of common stock held by Jorge and Lucille Ragde.

(11) Includes 204 shares of common stock issuable upon the exercise of Series 2-A warrants. 2,340 shares of Series 2-A Preferred were converted into 2,340 shares of common stock and have been sold.

(12) Includes 12,480 shares of common stock issuable upon the conversion of 3,900 shares of Series 2-A Preferred and 339 shares of common stock issuable upon the exercise of Series 2-A warrants.

(13) Includes 1,996,880 shares of common stock issuable upon the conversion of 624,025 shares of Series 2-A Preferred and 54,312 shares of common stock issuable upon the exercise of Series 2-A warrants. Also includes (i) 300,464 shares of common stock issuable upon the conversion of 98,837 shares of Series 1-A Preferred, of which 91,161 shares are held by Mercantile Equity Partners III, L.P. ("MEP"), 3,838 shares are held by Mercantile Companies Inc. Money Purchase Plan ("MCIMPP"), and 3,838 shares are held by Michael Reinsdorf, (ii) 16,965,156 shares of common stock issuable upon conversion of principal and accrued interest on Series A convertible promissory notes into Series 3-A preferred convertible stock and then into common stock, of which 14,154,964 of such issuable shares are held by Mercantile Capital Partners I, L.P. ("MCP LP") and 2,810,192 of such issuable shares are held by Asian Internet Investment Group I, LLC ("AIIG"), (iii) 346,990 shares of common stock held by AIIG, (iv) 3,612,400 shares of common stock issuable upon exercise of stock options held by I. Steven Edelson and (v) 18,750 shares of common stock issuable upon exercise of stock options held by Nathaniel C.A. Kramer. Messrs. Edelson, Reinsdorf and Kramer are members of the general partner of MCP LP, and managing members of Mercantile Asia, LLC, which is the general partner of Mercantile Asia Investors, L.P., which is the managing member of Asia Investing Group, LP, which is the managing member of AIIG. Mr. Edelson is co-chairman of our board of directors and and Mr. Kramer is a director. Messrs. Edelson and Reinsdorf are managing members of the general partner of MEP LP. Mr. Edelson is the trustee of MCIMPP.

(14) Includes 156,006 shares of common stock issued following the conversion of 156,006 shares of Series 2-A Preferred and 13,578 shares of common stock issuable upon the exercise of Series 2-A warrants.

(15) Includes 131,046 shares of common stock issuable upon the conversion of 40,952 shares of Series 2-A Preferred and 3,564 shares of common stock issuable upon the exercise of Series 2-A warrants. Also includes 275,743 shares of common stock issuable upon the conversion of 90,705 shares of Series 1-A Preferred held by PPM America.

(16) Includes 78,003 shares of common stock issued following the conversion of 78,003 shares of Series 2-A Preferred and 6,789 shares of common stock issuable upon the exercise of Series 2-A warrants.

(17) Includes 140,406 shares of common stock issued following the conversion of 140,406 shares of Series 2-A Preferred and 12,220 shares of common stock issuable upon the exercise of Series 2-A warrants.

(18) Includes 1,358 shares of common stock issuable upon the exercise of Series 2-A warrants. 15,600 shares of Series 2-A Preferred were converted into 15,600 shares of common stock and have been sold.

(19) Includes 124,806 shares of common stock issuable upon the conversion of 39,002 shares of Series 2-A Preferred and 3,394 shares of common stock issuable upon the exercise of Series 2-A warrants.

(20) Includes 424,336 shares of common stock issuable upon the conversion of 132,605 shares of Series 2-A Preferred and 11,541 shares of common stock issuable upon the exercise of Series 2-A warrants. Also includes 1,025,000 shares of common stock issuable upon exercise of warrants purchased in conjunction with the purchase of our Series B exchangeable promissory notes. These warrants have an exercise price of $0.10 per share and expire on July 12, 2006.

(21) Includes 99,843 shares of common stock issuable upon the conversion of 31,201 shares of Series 2-A Preferred and 2,716 shares of common stock issuable upon the exercise of Series 2-A warrants. Also includes 256,250 shares of common stock issuable upon exercise of warrants purchased in conjunction with the purchase of our Series B exchangeable promissory notes. These warrants have an exercise price of $0.10 per share and expire on July 12, 2006.

(22) Includes 202,185 shares of common stock issuable upon the conversion of 63,183 shares of Series 2-A Preferred and 5,499 shares of common stock issuable upon the exercise of Series 2-A warrants.

(23) Includes 249,609 shares of common stock issuable upon the conversion of 78,003 shares of Series 2-A Preferred and 6,789 shares of common stock issuable upon the exercise of Series 2-A warrants.

(24) Includes 6,051 shares of common stock issuable upon the conversion of 1,891 shares of Series 2-A Preferred and 165 shares of common stock issuable upon the exercise of Series 2-A warrants. Also includes 350,059 shares of common stock issuable upon conversion of 115,151 shares of Series 1-A Preferred and 77,565 shares of common stock held by Denmore.

(25) Includes 12,480 shares of common stock issuable upon the conversion of 3,900 shares of Series 2-A Preferred and 339 shares of common stock issuable upon the exercise of Series 2-A warrants.

(26) Includes 62,403 shares of common stock issuable upon the conversion of 19,501 shares of Series 2-A Preferred and 1,697 shares of common stock issuable upon the exercise of Series 2-A warrants. Mr. Waddell is our former Chief Financial Officer.

(27) Includes 7,488 shares of common stock issuable upon the conversion of 2,340 shares of Series 2-A Preferred and 204 shares of common stock issuable upon the exercise of Series 2-A warrants. Mrs. Edelson is the mother of I. Steven Edelson, the co-chairman of our board of directors.

(28) Includes 51,975 shares of common stock issuable upon exercise of a warrant with an exercise price of $6.69 which is exercisable until September 17, 2005. Also includes 427,782 shares of common stock issuable upon the conversion of 140,718 shares of Series 1-A Preferred. Jefferies & Company Inc. subsequently transferred certain of its shares of Series 1-A Preferred to Jefferies Employees Merchant Banking Fund LLC, Jefferies Investors II LLC, David Wachter, Susan Lacerra & Steven Tingey Jt. Ten, Mark Carmen & Allison Carmen Jt. Ten, Eddie Sugar, David K. J. Atkinson, George B. Rogers, Ezra Lightman and Richard Nevins & Sharon Nevins Jt Ten, William Q. Derrough and Thane W. Carlston, affiliates of Jefferies. Also includes 200,000 shares of common stock issuable upon exercise of a warrant with an exercise price of $0.10 which is exercisable until July 5, 2006.

(29) Includes 600,000 shares of common stock issuable upon the exercise of warrants at an exercise price of $5.00 per share with an expiration of January 26, 2003 and 350,059 shares of common stock issuable upon conversion of 115,151 shares of Series 1-A Preferred held by Qwest Investments. Qwest (formerly U.S. West, Inc.) is our former strategic partner.

(30) Includes 150,000 shares of common stock issuable upon the exercise of warrants at exercise prices ranging from $6.00 to $25.00 per share with an expiration of March 31, 2003. Online Research Partners, LLC provided financial consulting services to us.

(31) Includes 23,990 shares of common stock issuable upon the exercise of warrants at an exercise price of $6.00 per share with an expiration of February 24, 2003. Next Millennium Capital Holdings, LLC was a consultant to us.

(32) Includes 11,995 shares of common stock issuable upon the exercise of warrants at an exercise price of $6.00 per share with an expiration of February 24, 2003. Mr. Terk was a consultant to us.

(33) Includes 75,353 shares of common stock issuable upon the exercise of warrants at an exercise price of $2.50 per share with an expiration date of May 10, 2005. Double 12 Ltd. was a consultant to us . Also includes 9,192 shares of common stock held by Kimberly Norton, a principal of Double 12 Ltd., and 92,906 warrants held by Octane Partners LLC, a consulting firm in which Ms. Norton is a member.

(34) Includes 75,353 shares of common stock issuable upon the exercise of warrants at an exercise price of $2.50 per share with an expiration of May 10, 2005. Millennium Depot, LLC was a consultant to us. Also includes 38,384 shares of common stock held by Millennium Group Trust. Pat J. DeMicco, a member of Millennium Depot LLC, is the trustee of Millennium Group Trust. Mr. DeMicco was one of our former employees.


                              PLAN OF DISTRIBUTION

     We are registering the shares covered by this prospectus on behalf of the registering shareholders. The shares may be offered and sold by the registering shareholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by a registering shareholder or by a purchaser of the shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the shares may be effected from time to time in one or more transactions, in private or public transactions, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the shares may be sold from time to time by means of (a) a block trade, in which a broker or dealer attempts to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer into the public market in any manner permitted by the registering shareholders under this prospectus; (c) ordinary brokerage transactions (which may include long or short sales) in which the broker solicits purchasers or executes unsolicited orders; (d) the writing (sale) or settlement of non-traded put or call option contracts, and by means of the establishment or settlement of other hedging transactions, including forward sale transactions; (e) the pledging of the shares as collateral to a broker/dealer or other pledgee to secure loans, credit or other financing arrangements or obligations and, upon any subsequent default, the disposition of the shares so pledged; and (f) any other legally available means. In addition, the registering shareholders may loan their shares to broker/dealers who are counterparties to hedging transactions and such broker/dealers may sell the shares so borrowed into the public market.

     The registering shareholders may transfer the shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions.

     To the extent required with respect to a particular offer or sale of the shares, a prospectus supplement will be filed pursuant to Section 424(b)(3) of the Securities Act and will accompany this prospectus, to disclose (a) the number of shares to be sold, (b) the purchase price, (c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (d) any other relevant information.

     In connection with distributions of the shares or otherwise, the registering shareholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with registering shareholders. To the extent permitted by applicable law, the registering shareholders also may sell the shares short and redeliver the shares to close out such short positions.

     The registering shareholders and any broker-dealers who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the registering shareholders that Regulation M, promulgated under the Securities Exchange Act of 1934, as amended, may apply to sales by the registering shareholders in the market. The registering shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. The aggregate net proceeds to the registering shareholders from the sale of the shares will be the purchase price of such shares less any discounts, concessions or commissions.

     The registering shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. No broker, dealer or agent has been engaged by us in connection with the distribution of the shares. There is no assurance, therefore, that the registering shareholders will sell any or all of the shares.

     The  shares  covered  by  this  prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

     We will not receive any proceeds from the sale of the shares covered by this prospectus and have agreed to pay all of the expenses incident to the registration of the shares, other than discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the registering shareholders, if any.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

Common  Stock
-------------

     Our Certificate of Incorporation currently authorizes 505,000,000 shares, 500,000,000 of which is common stock with a par value of $0.01, and 5,000,000 of which is preferred stock with a par value of $0.01. The preferred stock is divided into series. The Series 1-A Preferred consists of 2,802,000 shares, the Series 2-A Preferred consists of 1,672,328 shares and the Series 3-A Preferred consists of 500,000 shares. As of May 1, 2002, there were issued and outstanding 34,259,220 shares of common stock, 1,622,468 shares of Series 1-A Preferred, 1,166,869 shares of Series 2-A Preferred and 0 shares of Series 3-A Preferred, without giving effect to the exercise of warrants or options or the conversion of debt. Shares of Series 3-A Preferred will be issuable upon conversion of our Series A convertible promissory notes. Assuming all of the principal and accrued interest on our Series A convertible notes was converted on May 1, 2002, there would be issued and outstanding 82,748 shares of Series 3-A Preferred. There remain 25,672 shares of preferred stock which may be issued with rights, preferences and privileges to be designated by our Board of Directors.

     The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. The holders of Series 1-A Preferred , Series 2-A Preferred and Series 3-A Preferred are entitled to one vote for each share of common stock into which such shares of preferred stock held of record may be converted on each matter submitted to a vote of shareholders. Our charter documents do not provide for cumulative voting in the election of directors.

     Holders of common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding senior securities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, validly issued, fully paid and nonassessable.

Preferred  Stock
--------------------------

     The information included below assumes that there will be no change to the conversion price of the Series 1-A Preferred, Series 2-A Preferred and Series 3-A Preferred, which are currently $0.82 per share, $2.00 per share and $0.10 per share, respectively.

     Each share of Series 1-A Preferred and Series 2-A Preferred is convertible into 3.04 shares of common stock and 3.20 shares of common stock, respectively. Each share of Series 3-A Preferred is convertible into that number of shares of common stock equal to the number of Series 3-A Preferred being converted multiplied by 60, and then divided by $0.10. The respective conversion prices of the Series 1-A Preferred, Series 2-A Preferred and Series 3-A Preferred are subject to adjustment upon the occurrence of certain events, including stock splits and combinations, certain dividends and distributions, recapitalization, reclassification or exchange, reorganization, merger, consolidation or sale of assets, or sale of shares or securities convertible into shares at a price below the conversion price then in effect.

The voting rights of the holders of the Series 1-A Preferred, Series 2-A Preferred and Series 3-A Preferred are discussed above under "Common Stock."

     Holders of the Series 1-A Preferred are entitled to noncumulative dividends, if declared by the Board of Directors, of $0.20 per share annually. Holders of the Series 2-A Preferred are entitled to noncumulative dividends, if declared by the Board of Directors, in an amount equal to 8% of the price originally paid for each share of Series 2-A Preferred ($0.51 per share as of May 1, 2002 based on the original purchase price of $6.41 per share, as may be adjusted for stock splits, stock dividends, combinations and the like). Holders of the Series 3-A Preferred are entitled to cumulative dividends, if declared by the Board of Directors, in an amount equal to 10% of the price originally paid for each share of Series 3-A Preferred ($6.00 per share as of May 1, 2002 based on the original purchase price of $60 per share, as may be adjusted for stock splits, stock dividends, combinations and the like). No dividend may be declared and paid upon shares of our common stock in any fiscal year unless dividends on all such preferred stock have been paid or declared and set aside for payment to holders of our preferred stock for such fiscal year. We currently intend to retain all future earnings to finance future growth and, therefore, do not anticipate declaring or paying any cash dividends in the foreseeable future.

     In the event of our liquidation or dissolution, the holders of the Series 1-A Preferred shall be entitled to receive a preference amount for each outstanding share equal to $2.50 plus declared but unpaid dividends, and the holders of the Series 2-A Preferred shall be entitled to receive a preference amount for each outstanding share equal to $6.41 plus declared but unpaid dividends. The holders of the Series 1-A Preferred and the Series 2-A Preferred are entitled to receive such amounts prior and in preference to any distribution to holders of the common stock, and have the same priority with respect to each other. In the event of our liquidation or dissolution, the holders of the Series 3-A Preferred shall be entitled to receive, after distribution of all amounts due to holders of the Series 1-A Preferred and Series 2-A Preferred, and prior and in preference to holders of the common stock, a preference amount for each outstanding share equal to three times the original issue price for the Series 3-A preferred plus declared but unpaid dividends.

Registration  Rights
--------------------

     We are obligated to register the shares of common stock underlying the Series 2-A Preferred and the warrants held by the holders of the Series 2-A Preferred. This registration statement is a result of our obligation to the holders of the Series 2-A Preferred.

     The holders of certain warrants have piggy-back rights on our registration of securities pursuant to which the holders of warrants have contractual rights to have us include shares of common stock issuable upon exercise of the warrants in a registration statement filed by us covering any of our securities.

                                MATERIAL CHANGES

None.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The  documents  listed below are hereby incorporated by reference into this
Prospectus:

1. Our Annual Report on Form 10-K for the year ended January 31, 2002 (SEC File No. 000-30326);

2.   Our  Report  on  Form  8-K filed February 6, 2002 (SEC File No. 000-30326);

3.   Our  Report  on Form 8-K/A filed February 6, 2002 (SEC File No. 000-30326);

4.   Our  Report  on Form 8-K/A filed February 8, 2002 (SEC File No. 000-30326);

5.   Our  Report  on  Form 8-K filed April 8, 2002 (SEC File No. 000-30326); and

6.   Our  Report  on  Form  8-K/A filed April 11, 2002 (SEC File No. 000-30326).


     Shares of our common stock were registered under Section 12(g) of the Exchange Act pursuant to Amendment No. 4 to Form 10-SB Registration Statement filed December 15, 1999. The description of the common stock set forth in the Form 10-SB Registration Statement was amended upon our reincorporation in Delaware on November 8, 2000, as reported in our Report on Form 8-K filed on November 14, 2000. The current description is set forth herein under "DESCRIPTION OF SECURITIES TO BE REGISTERED."

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to termination of the offering shall be deemed incorporated by reference into this Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus upon written or oral request at no cost to the requestor. Requests for such information should be delivered to:

                                 Dennis M. Smith
                             Chief Financial Officer
                                  Vsource, Inc.
                      16875 West Bernardo Drive, Suite 250
                          San Diego, California  92127
                                 (858) 618-5884

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such material can be obtained from the Public Reference Room of the Commission, 450 Fifth Street, NW, Washington D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the SEC's site is http:/www.sec.gov.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors, officers, employees and agents for breach of fiduciary duty of care, subject to certain limitations. Our certificate of incorporation provides that our directors and officers shall not be liable to us or our stockholders for monetary damages arising from a breach of fiduciary duty owed by such director or officer, as applicable, except for liability (1) for any breach of a director's or officer's duty of loyalty to us or our stockholders, (2) for intentional misconduct, fraud or a knowing violation of law, under Section 174 of the General Corporation Law of the State of Delaware or (3) for a transaction from which the officer or director derived an improper personal benefit. Our bylaws provide for the indemnification of our directors, officers, employees and agents to the extent permitted by the Delaware General Corporation Law. Our directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Following is our estimate of expenses of the offering, all of which shall be paid by us:

                 Registration  Fees             $     5,381.47

                 Printing  Costs                $    12,500.00

                 Legal  Fees  and  Costs        $   125,000.00

                 Accounting  Fees  and  Costs   $   110,000.00

                 TOTAL                          $   252,881.47

               ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors, officers, employees and agents for breach of fiduciary duty of care, subject to certain limitations. Our certificate of incorporation provides that our directors and officers shall not be liable to us or our stockholders for monetary damages arising from a breach of fiduciary duty owed by such director or officer, as applicable, except for liability (1) for any breach of a director's or officer's duty of loyalty to us or our stockholders, (2) for intentional misconduct, fraud or a knowing violation of law, under Section 174 of the General Corporation Law of the State of Delaware or (3) for a transaction from which the officer or director derived an improper personal benefit. Our bylaws provide for the indemnification of our directors, officers, employees and agents to the extent permitted by the Delaware General Corporation Law. Our directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Each holder of the Series 2-A Preferred has agreed to indemnify us from any liability for any untrue statement or any omission in this registration statement caused by the holder. We have agreed to indemnify each holder of Series 2-A Preferred from any liability for any untrue statement or omission in this registration statement, excluding any untrue statement or omission caused by the holder of the Series 2-A Preferred. If the indemnification provisions are held to be invalid, each holder and we have agreed to contribute payment to the other to cover any liability intended to be covered by the indemnification provisions.

                               ITEM 16.  EXHIBITS

EXHIBIT  NO.                        DESCRIPTION
-----------                         -----------

4.1(*) Certificate of Designation of Series 2-A Convertible Preferred Stock incorporated herein by reference to Exhibit 4.1 to Registrant's Form 8-K for the period ended October 30, 2000 (SEC File No. 000-30326)

4.2(*) Form of Common Stock Purchase Warrant incorporated herein by reference to Exhibit 4.3 to Registrant's Form 8-K filed September 26, 2000 (SEC File No. 000-30326)

5.1(*) Opinion of McDermott, Will & Emery incorporated herein by reference to Exhibit 5.1 to Registrant's Post-Effective Amendment No. 1 on Form S-3 to Form SB-2 Registration Statement (SEC File No. 000-30326)

23.1           Consent of Independent Certified Public Accountants

23.2           Consent of Independent Public Accountants

---------------
*    Previously  filed  with  Securities  and  Exchange  Commission.

                             ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Vsource pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Vsource in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 on Form S-3 to Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on May 8, 2002.

                                           VSOURCE,  INC.



                                           By:  /s/  Phillip  E.  Kelly
                                                -----------------------
                                                Phillip  E.  Kelly
                                                Chief  Executive  Officer
                                                (Principal  Executive  Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 on Form S-3 to Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                             Title                     Date
--------------------------  --------------------------      ---------------


/s  Phillip  E.  Kelly       Co-Chairman  of
--------------------------   the  Board  and  Chief
Phillip  E.  Kelly           Executive  Officer              May  8,  2002


/s/  I.  Steven  Edelson
--------------------------   Co-Chairman
I.  Steven  Edelson          of  the  Board                  May  8,  2002


                             Vice Chairman of
/s/  Dennis  M.  Smith       the Board, Chief Financial
--------------------------   Officer and Chief Strategy
Dennis  M.  Smith            Officer                         May  8,  2002
                             (Principal Financial Officer)

/s/  Mark  R.  Harris
--------------------------
Mark  R.  Harris             Vice  President                 May  8,  2002
                             (Principal Accounting Officer)


/s/  Scott  T.  Behan
--------------------------
Scott  T.  Behan             Director                        May  8,  2002


/s/  Ramin Kamfar
--------------------------
Ramin  Kamfar                Director                        May  8,  2002


/s/  Robert  N.  Schwartz
--------------------------
Robert  N.  Schwartz         Director                        May  8,  2002

                                INDEX TO EXHIBITS


EXHIBIT NO.               DESCRIPTION                                     PAGE
-----------    -----------------------------------------------------------------


4.1(*) Certificate of Designation of Series 2-A Convertible Preferred Stock incorporated herein by reference to Exhibit 4.1 to Registrant's Form 8-K for the period ended October 30, 2000 (SEC File No. 000-30326)

4.2(*) Form of Common Stock Purchase Warrant incorporated herein by reference to Exhibit 4.3 to Registrant's Form 8-K filed September 26, 2000 (SEC File No. 000-30326) .

5.1(*) Opinion of McDermott, Will & Emery incorporated herein by reference to Exhibit 5.1 to Registrant's Post-Effective Amendment No. 1 on Form S-3 to Form SB-2 Registration Statement (SEC File No. 000-30326)

23.1           Consent  of  Independent  Certified  Public  Accountants

23.2           Consent  of  Independent Public  Accountants

---------------
*     Previously  filed  with  Securities  and  Exchange  Commission.